UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 24, 2023

CUSHMAN & WAKEFIELD PLC

(Exact name of registrant as specified in its charter)

England and Wales	001-38611	98-1193584
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

125 Old Broad Street

London, United Kingdom EC2N 1AR

(Address of principal executive offices) (Zip Code)

+44 20 3296 3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.10 nominal value	CWK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Senior Secured Notes Offering

On August 24, 2023, Cushman & Wakefield U.S. Borrower, LLC (the “Company”), an indirect wholly owned subsidiary of Cushman & Wakefield plc (“Cushman & Wakefield”), closed its previously announced offering of $400 million in aggregate principal amount of its 8.875% senior secured notes due 2031 (the “Notes”). The Notes were offered in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The net proceeds from the offering, together with the net proceeds from the Company’s new $1,000 million term loan facility with a maturity of January 31, 2030, were used to refinance a portion of indebtedness outstanding under the Company’s $1,593 million senior secured term facility maturing August 21, 2025. Following this refinancing, the Company’s blended annual interest rate will be approximately 8% on the Company’s total indebtedness.

Indenture

The Notes were issued pursuant to an indenture, dated August 24, 2023, among the Company, DTZ UK Guarantor Limited, a private limited company organized under the laws of England and Wales (“Holdings”), the other guarantors party thereto and Wilmington Trust, National Association, as trustee and notes collateral agent (the “Indenture”).

Interest and Maturity

The Notes bear interest at a rate of 8.875% and mature on September 1, 2031. The Notes pay interest semi-annually in cash in arrears on March 1 and September 1 of each year, beginning on March 1, 2024.

Optional Redemption Provisions

At any time prior to September 1, 2026, the Issuer may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus an applicable premium, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date. From and after September 1, 2026, the Issuer may, at its option, on one or more occasions, redeem the Notes, in whole or in part, at the applicable redemption prices, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date.

In addition, at any time prior to September 1, 2026, the Issuer may, at its option, redeem up to 40% of the aggregate principal amount of the Notes (including any additional notes issued under the Indenture) with an amount not to exceed the net cash proceeds from certain equity offerings at a redemption price of 108.875% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but not including, the redemption date.

Change of Control Repurchase Right

If a change of control that is accompanied by downgrades by at least two ratings agencies (to levels below investment grade) in the rating of the Notes were to occur, if the Issuer has not otherwise redeemed the Notes as permitted under the optional redemption provisions, the holders of the Notes will have the right to require the Issuer to purchase some or all of their Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, thereon to, but not including, the purchase date.

Guarantees

The Notes are jointly and severally guaranteed on a senior secured basis (the “Note Guarantees”) by Holdings and each of its existing and future wholly owned domestic restricted subsidiaries and U.K. restricted subsidiaries that directly or indirectly own material U.S. assets or operations (together with Holdings, the “Guarantors”), in each case, that guarantees our existing senior secured credit facilities (the “Senior Secured Credit Facilities”) and our 6.750% Senior Secured Notes Due 2028 (the “2028 Secured Notes”). The Note Guarantees will be released during any period in which the Notes are rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. Cushman & Wakefield does not guarantee the Notes.

Ranking

The Notes and the Notes Guarantees are the senior secured obligations of the Company and each Guarantor and will: (i) rank equally in right of payment with all of the Company’s and each Guarantor’s existing and future senior indebtedness, including the Senior Secured Credit Facilities and the 2028 Senior Secured Notes; (ii) be effectively senior to all of the Company’s and each Guarantor’s existing and future unsecured indebtedness and junior lien indebtedness to the extent of the value of the collateral securing the Notes (after giving effect to any permitted senior lien on such collateral); (iii) be effectively junior to all of the Company’s and each Guarantor’s existing and future obligations that are secured by the Company’s and such Guarantor’s assets that do not constitute collateral; (iv) rank senior in right of payment to all of the Company’s and each Guarantor’s future subordinated indebtedness and other obligations that expressly provide for their subordination to the Notes and the Notes Guarantees; and (v) be structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities of any subsidiary of Holdings that are not guarantors of the Notes.

Restrictive Covenants

The Indenture contains certain covenants that, among other things, limit Holding’s ability and the ability of its restricted subsidiaries to: (i) incur or guarantee additional indebtedness or issue disqualified stock or certain preferred stock; (ii) pay dividends and make other distributions or repurchase stock; (iii) make certain investments; (iv) create or incur liens; (v) sell assets; (vi) enter into restrictions affecting the ability of restricted subsidiaries that are non-guarantors to make distributions, loans or advances or transfer assets to the Company or the Guarantors; (vii) enter into certain transactions with Holdings’ affiliates; (viii) designate restricted subsidiaries as unrestricted subsidiaries; and (ix) merge, consolidate or transfer or sell all or substantially all of the Company’s or the Guarantors’ assets. These covenants are subject to a number of important limitations and exceptions. Most of these covenants will not apply to Holdings and its restricted subsidiaries during any period in which the applicable Notes are rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture. A copy of the Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Security Agreements

The obligations of the Company and the Guarantors under the Indenture are secured on a first-lien basis by security interests in substantially all of the assets of the Company and the Guarantors (other than any excluded assets) that secure the Senior Secured Credit Facilities and the 2028 Secured Notes on a pari passu basis, subject to certain limitations, exceptions and permitted liens. Such collateral securing the Notes will be released during any period in which the Notes are rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. The obligations are secured pursuant to security agreements and pledge agreements, as may be amended from time to time, among the Company, Holdings and the guarantors party thereto (collectively, the “Security Documents”), including (i) a pledge and security agreement, dated as of August 24, 2023, by and among the Company, Holdings, the other grantors party thereto, and Wilmington Trust, National Association, as notes collateral agent (the “Notes Security Agreement”) and (ii) an English law governed security agreement, dated as of August 24, 2023, by and among Holdings, DTZ Worldwide Limited, and Wilmington Trust, National Association, as notes collateral agent (the “UK Security Agreement”, and together with the Notes Security Agreement, the “Security Agreements”).

The foregoing description of the Security Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Security Agreements. Copies of the Security Agreements are attached as Exhibit 4.2 and Exhibit 4.3 to this Current Report on Form 8-K and incorporated by reference herein.

Credit Agreement Amendment

On August 24, 2023, the Company and DTZ UK Guarantor Limited (“Holdings”), each a subsidiary of Cushman & Wakefield, entered into an amendment (the “Amendment”) to the existing Credit Agreement between the Company, Holdings, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders and other subsidiary guarantors party thereto (as so amended, the “Credit Agreement”) to, among other things, establish a new class of senior secured term loans in an aggregate principal amount of $1,000 million (such term loans, the “Refinancing Term Loans”) for the purpose of refinancing a portion of the Company’s $1,593 million Senior Secured Term Loan maturing August 21, 2025 (the “Existing Term Loans”) under the Credit Agreement. Following the offering of the Notes and the Amendment, $193 million of Existing Term Loans remains outstanding. The pricing and maturity of the remaining Existing Term Loans and the 2023-1 Refinancing Term Loans (as defined in the Credit Agreement) provided by the Credit Agreement remain unchanged in all respects.

After giving effect to the Amendment, (i) the Refinancing Term Loans shall bear a variable rate of interest, at the Company’s option, equal to either: (a) the Term Secured Overnight Financing Rate (SOFR) (subject to a minimum floor of 0.50%), plus an applicable margin of 4.00% per annum, or (b) the Base Rate (as defined in the Credit Agreement), plus an applicable margin of 3.00% per annum, and (ii) the maturity date of the Refinancing Term Loans shall be January 31, 2030. The Amendment includes a “soft call” premium of 1.00% for certain repricing transactions with respect to the Refinancing Term Loans that occur within the six-month period after the effective date of the Amendment.

The Credit Agreement has the same guarantees and collateral as immediately prior to the Amendment, and includes representations and warranties, affirmative and negative covenants, events of default and other material terms applicable to the Existing Term Loans and the Refinancing Term Loans that are substantially the same as such terms as in effect immediately prior to the Amendment.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure set forth above under Item 1.01 with respect to the Indenture and the Credit Agreement Amendment is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On August 24, 2023, the Company issued a press release announcing the offering of the Notes had been completed. A copy of this press release is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description

4.1	Indenture, dated as of August 24, 2023, among Cushman & Wakefield U.S. Borrower, LLC, DTZ UK Guarantor Limited, the other guarantors party thereto and Wilmington Trust, National Association, as trustee and notes collateral agent (including form of Notes).

4.2	Pledge and Security Agreement, dated as of August 24, 2023, among Cushman & Wakefield U.S. Borrower, LLC, DTZ UK Guarantor Limited, the other grantors party thereto and Wilmington Trust, National Association, as notes collateral agent.

4.3	English Security Agreement, dated as of August 24, 2023, among DTZ UK Guarantor Limited, DTZ Worldwide Limited and Wilmington Trust, National Association, as notes collateral agent.

10.1	Amendment No. 6 to the Credit Agreement, dated as of August 24, 2023, among Cushman & Wakefield U.S. Borrower, LLC (f/k/a DTZ U.S. Borrower, LLC), DTZ UK Guarantor Limited, JPMorgan Chase Bank, N.A. as administrative agent and lender, and, solely for purposes of Section 2.05 thereof, the subsidiary guarantors thereto.

99.1	Press release dated August 24, 2023.

104	Cover Page Interactive Data file (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2023

CUSHMAN & WAKEFIELD PLC

By:	/s/ Neil Johnston
Name:	Neil Johnston
Title:	Chief Financial Officer